NEWS RELEASE

CONTACT ERIC GRAAP

(540) 349-0212 or

egraap@fauquierbank.com

FAUQUIER BANKSHARES CHAIRMAN TO RETIRE IN DECEMBER 2009; SUCCESSOR NAMED BY BOARD

(Warrenton, Va., September 19, 2008) — C. H. Lawrence Jr., the non-executive chairman of the board of Fauquier Bankshares, Inc. (NASDAQ: FBSS) has announced he will retire at the end of the 2009 calendar year. He has been a director of the Company for over 24 years and of The Fauquier Bank for over 28 years, and will be 65 in November 2009. He has served as Chairman since June 2006.

John B. Adams Jr., vice chairman of the board and the Bank, was selected by the Company’s board of directors to assume the chairmanship effective upon Mr. Lawrence’s retirement. He has been a director of the Company since 2003 and of the Bank since 2002. Mr. Adams was president and CEO of A. Smith Bowman Distillery and serves as president and CEO of Bowman Companies and as a director of Universal Corporation (NYSE: UVV). Randy K. Ferrell is president and CEO of the Company and the Bank, and was appointed to the position in 2003.

Fauquier Bankshares, Inc. and The Fauquier Bank had combined assets of $503.0 million and total shareholders’ equity of $41.8 million at June 30, 2008. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices located in Fauquier and Prince William Counties in Virginia.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this release. ###########